Exhibit 99.2
Wellman, Inc.
Debtor-in-Possession
Analysis of Financial Statements for DIP Compliance
April 2008
An analysis of the April 2008 operating results of Wellman, Inc. and subsidiaries (also referred to as “Wellman”, “we”, “our” and “us”) are presented below. Wellman, Inc. and certain subsidiaries filed for bankruptcy protection under the provisions of Chapter 11 on
February 22, 2008. References to pre-petition and post-petition amounts are with respect to the February 22, 2008 filing date. In addition, reference to full year 2008 operating results reflects pre-petition and post-petition results.
Consolidated Statement of Operations
The $2.1 million decrease in gross profit (from $4.0 million in March to $1.9 million in April) was attributable to decreases in the chemical-based segment ($1.9 million) as well as the recycled-based segment ($0.2 million). The decrease in gross profit for the chemical-based segment was mainly attributable to decreased raw material margins, which is the difference between selling prices and raw material costs, as selling price increases were lower than raw material cost increases. Sales volume was flat in PET resin and down approximately 3 million pounds in polyester staple fiber in April. Gross profit for the recycled-based segment decreased, due primarily to lower raw material margins as declines in selling prices were greater than decreases in raw material costs. Other income of $0.2 million consisted of a gain on the sale of non-operational assets in Johnsonville, SC. As a result of the above items, we reported an operating loss of $0.7 million in April, compared to operating income of $1.3 million in March. Interest expense remained flat at $0.9 million in April. Interest expense was calculated only on the amount borrowed under our Debtor-in-Possession Credit Agreement (the “DIP Facility”). Reorganization costs, which consisted primarily of legal fees related to the Chapter 11 filing, were $3.1 million in April, compared to $2.8 million in March. As a result, our net loss was $4.7 million for April 2008.
Consolidated Balance Sheet
The balance sheet at April 30, 2008, reflected $142.2 million in borrowings under the DIP Facility and $0.3 million in cash and cash equivalents. The total borrowed, net of cash on hand, was $19.3 million higher than March. Accounts receivable and inventories increased by $14.6 million and $8.0 million, respectively, due to increased selling prices, higher raw material costs and increased raw material inventory pounds in the chemical-based segment. Prepaid expenses and other current assets and accounts payable decreased by $8.6 million and $3.4 million, respectively.
Consolidated Statement of Cash Flows
We borrowed an additional $18.2 million in April to fund our operations and pay reorganization costs of $3.1 million. The additional funding for operations was primarily attributable to increases in working capital.

Wellman, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(In Millions)

	April	March
	2008	2008
Net Sales	$85.1	$86.6
Cost of Sales	83.2	82.6

Gross Profit (Loss)	1.9	4.0
Selling, General and Administrative Expenses	2.8	2.7
Other (Income) Loss	(0.2)	0.0

Operating Income (Loss)	(0.7)	1.3
Interest Expense, Net*	0.9	0.9

Earnings (Loss) from Continuing Operations Before Reorganization Items and Income Taxes	(1.6)	0.4
Reorganization Items, Net	3.1	2.8

Earnings (Loss) from Continuing Operations Before Income Taxes	(4.7)	(2.4)
Income Tax Expense (Benefit)	0.0	0.0

Earnings (Loss) from Continuing Operations	(4.7)	(2.4)
Earnings (Loss) from Discontinued Operations, Net of Tax	0.0	0.0

Net Earnings (Loss)	$(4.7)	$(2.4)

*	- Interest expense subsequent to Feb 22, 2008 only reflects interest on the DIP financing. Interest on the compromised debt, per the debt agreements, was $3.4 for March and $3.5 for April. These amounts are not included in the financial statements.

Wellman, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(In Millions)

	For the Month Ended		For the Year-to-Date
	April		Period Ended April
	2008	2007	2008	2007
Net Sales	$85.1	$97.5	$325.1	$416.7
Cost of Sales	83.2	93.8	318.9	409.9

Gross Profit (Loss)	1.9	3.7	6.2	6.8
Selling, General and Administrative Expenses	2.8	3.5	12.4	15.3
Other (Income) Loss	(0.2)	(2.1)	(0.0)	(1.9)

Operating Income (Loss)	(0.7)	2.3	(6.2)	(6.6)
Interest Expense, Net*	0.9	5.2	12.0	20.4

Earnings (Loss) from Continuing Operations Before Reorganization Items and Income Taxes	(1.6)	(2.9)	(18.2)	(27.0)
Reorganization Items, Net	3.1	0.0	9.2	0.0

Earnings (Loss) from Continuing Operations Before Income Taxes	(4.7)	(2.9)	(27.4)	(27.0)
Income Tax Expense (Benefit)	0.0	0.0	0.0	0.0

Earnings (Loss) from Continuing Operations	(4.7)	(2.9)	(27.4)	(27.0)
Earnings (Loss) from Discontinued Operations, Net of Tax	0.0	(0.1)	0.0	(0.4)

Net Earnings (Loss)	$(4.7)	$(3.0)	$(27.4)	$(27.4)

*	- Interest expense subsequent to Feb 22, 2008 only reflects interest on the DIP financing. Interest on the compromised debt, per the debt agreements, was $3.5 for the month of April and $7.7 year-to-date after Feb 22, 2008. These amounts are not included in the financial statements.

Wellman, Inc.
(Debtor-in-Possession)
Condensed Consolidated Balance Sheet
(In millions)

	April 30,	March 31,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$0.3	$1.3
Accounts receivable	149.9	135.3
Inventories	93.2	85.2
Prepaid expenses and other current assets	30.8	39.4
Current assets held for sale	—	—

Total current assets	274.2	261.2

Property, plant and equipment:
Land, buildings and improvements	90.4	90.5
Machinery and equipment	340.1	336.9
CIP	4.4	6.3

	434.9	433.7
Less accumulated depreciation	196.0	193.9

Net property, plant and equipment	238.9	239.8

Other assets	10.9	10.7
Noncurrent assets held for sale	—	0

Total Assets	$524.0	$511.7

Liabilities and Stockholders’ Deficit

Liabilities Not Subject to Compromise
Current Liabilities:
Accounts payable — trade	$4.4	$7.8
Accrued liabilities	20.7	18.1
Debtor in possession credit agreement	142.2	123.9
Other debt	—	—
Current liabilities associated with assets held for sale	—	—

Total current liabilities	167.3	149.9

Liabilities subject to compromise	531.2	531.1

Long-term debt	—	—
Deferred income taxes and other noncurrent liabilities	37.1	37.8
Noncurrent liabilities associated with assets held for sale	—	—

Total Liabilities	735.6	718.8

Stockholders’ Deficit:
Common stock	—	—
Preferred stock	185.7	185.7
Paid-in capital	248.7	248.5
Common stock warrants	4.9	4.9
Accumulated other comprehensive loss	—	—
Accumulated deficit	(601.4)	(596.7)
Less common stock in treasury	(49.5)	(49.5)

Total Stockholders Deficit	(211.6)	(207.1)

	$524.0	$511.7

Wellman, Inc.
(Debtor-in-Possession)
Condensed Consolidated Balance Sheet
(In millions)

	April 30,	April 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$0.3	$1.8
Accounts receivable	149.9	166.1
Inventories	93.2	95.7
Prepaid expenses and other current assets	30.8	32.2
Current assets held for sale	—	59.9

Total current assets	274.2	355.7

Property, plant and equipment:
Land, buildings and improvements	90.4	83.8
Machinery and equipment	340.1	950.8
CIP	4.4	10.8

	434.9	1,045.5
Less accumulated depreciation	196.0	500.2

Net property, plant and equipment	238.9	545.3

Other assets	10.9	50.7
Noncurrent assets held for sale	—	32.1

Total Assets	$524.0	$983.8

Liabilities and Stockholders’ Deficit

Liabilities Not Subject to Compromise
Current Liabilities:
Accounts payable — trade	$4.4	$65.0
Accrued liabilities	20.7	30.8
Debtor in possession credit agreement	142.2	—
Other debt	—	0.3
Current liabilities associated with assets held for sale	—	22.0

Total current liabilities	167.3	118.1

Liabilities subject to compromise	531.2	—

Long-term debt	—	601.1
Deferred income taxes and other noncurrent liabilities	37.1	72.7
Noncurrent liabilities associated with assets held for sale	—	12.5

Total Liabilities	735.6	804.4

Stockholders’ Deficit:
Common stock	—	0.0
Preferred stock	185.7	172.8
Paid-in capital	248.7	247.3
Common stock warrants	4.9	4.9
Accumulated other comprehensive loss	—	29.6
Accumulated deficit	(601.4)	(225.9)
Less common stock in treasury	(49.5)	(49.5)

Total Stockholders Deficit	(211.6)	179.3

	$524.0	$983.8

Wellman, Inc.
(Debtor-in-Possession)
Simplified Statement of Cash Flows
(in millions)

	April	March
	2008	2008
Cash flow from operating activities:
Net earnings (loss)	$(4.7)	$(2.4)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss from discontinued operations, net of tax	0.0	0.0
Depreciation	1.2	1.0
Amortization	1.4	1.4
Amortization in interest expense	0.3	0.0
Deferred taxes on income	0.0	0.0
Reorganization Items	3.1	2.8
Payment of reorganization items	(3.1)	(2.8)
Gain on sale of assets	(0.2)	0.0
Changes in assets and liabilities:
Accounts receivable	(14.6)	(4.7)
Inventories	(8.0)	6.0
Prepaid expenses and other current assets	7.0	(1.1)
Other assets	(0.2)	(0.2)
Accounts payable and accrued liabilities	(0.8)	(0.5)
Other liabilities	(0.7)	(0.3)
Other	0.2	0.0

Net cash provided (used) by operating activities	(19.1)	(0.8)

Cash flows from investing activities:
Additions to property, plant and equipment (net)	(0.4)	(0.4)
Proceeds from sale of assets	0.3	0.0

Net cash used by investing activities	(0.1)	(0.4)

Cash flows from financing activities:
Borrowings (Repayments) of long-term debt	18.2	(0.6)
Dividends paid on common stock	0.0	0.0
Debt and equity issuance costs	0.0	0.0

Net cash provided (used) by financing activities	18.2	(0.6)

Discontinued Operations:
Operating activities	0.0	0.0
Investing activities	0.0	0.0
Financing activities	0.0	0.0

Net cash provided (used) by discontinued operations	0.0	0.0

Increase (decrease) in cash and cash equivalents	(1.0)	(1.8)
Cash and cash equivalents at beginning of period	1.3	3.1

Cash and cash equivalents at end of period	$0.3	$1.3

Wellman, Inc.
(Debtor-in-Possession)
Simplified Statement of Cash Flows
April Fiscal Period
(in millions)

	For the Month		For the YTD Period
	Ended April		Ended April
	2008	2007	2008	2007
Cash flow from operating activities:
Net earnings (loss)	$(4.7)	$(3.0)	$(27.4)	$(27.4)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss from discontinued operations, net of tax	0.0	0.1	0.0	0.4
Depreciation	1.2	3.4	4.3	15.1
Amortization	1.4	1.4	5.7	5.5
Amortization in interest expense	0.3	0.4	0.9	1.4
Deferred taxes on income	0.0	(0.0)	0.0	(0.1)
Johnsonville fibers disposal costs	0.0	0.0	0.0	(1.0)
Payments made against Jville fiber disposal costs	0.0	0.0	0.0	(2.2)
Reorganization Items	3.1	0.0	9.2	0.0
Payment of reorganization items	(3.1)	0.0	(9.2)	0.0
Gain on sale of assets	(0.2)	0.0	(0.2)	0.0
Changes in assets and liabilities:
Accounts receivable	(14.6)	3.5	(20.9)	(4.7)
Inventories	(8.0)	3.8	3.8	18.6
Prepaid expenses and other current assets	7.0	2.1	(7.7)	2.4
Other assets	(0.2)	(0.0)	(0.5)	(0.0)
Accounts payable and accrued liabilities	(0.8)	(23.2)	12.5	(16.3)
Other liabilities	(0.7)	(0.8)	(2.0)	(1.7)
Other	0.2	(0.7)	0.1	(0.5)

Net cash provided (used) by operating activities	(19.1)	(13.0)	(31.4)	(10.5)

Cash flows from investing activities:
Additions to property, plant and equipment (net)	(0.4)	(0.9)	(1.5)	(3.2)
Proceeds from sale of assets	0.3	0.0	0.3	0.0

Net cash used by investing activities	(0.1)	(0.9)	(1.2)	(3.2)

Cash flows from financing activities:
Borrowings (Repayments) of long-term debt	18.2	20.5	37.0	24.4
Dividends paid on common stock	0.0	0.0	0.0	(0.7)
Debt and equity issuance costs	0.0	0.0	(4.1)	0.0

Net cash provided (used) by financing activities	18.2	20.5	32.9	23.7

Discontinued Operations:
Operating activities	0.0	(4.8)	0.0	(5.9)
Investing activities	0.0	(0.1)	0.0	(0.7)
Financing activities	0.0	0.1	0.0	(1.6)

Net cash provided (used) by discontinued operations	0.0	(4.8)	0.0	(8.2)

Increase (decrease) in cash and cash equivalents	(1.0)	1.8	0.3	1.8
Cash and cash equivalents at beginning of period	1.3	0.0	0.0	0.0

Cash and cash equivalents at end of period	$0.3	$1.8	$0.3	$1.8

Wellman, Inc.
EBITDAR, as defined
We have provided a non-GAAP measure, “EBITDAR, as defined,” because our DIP Credit Agreement uses this measurement as a key component. In accordance with our DIP Credit Agreement, we must maintain a minimum cumulative EBITDAR (cumulative monthly commencing March 1, 2008, and rolling into trailing twelve months) tested as of the last day of the applicable month, with a report due on the fifteenth day after the end of each month, commencing with the first full month following the Petition Date. We believe it is also an important measurement tool for (1) financial institutions that provide us with capital; (2) investors; and (3) our Board and management. In each instance, we used EBITDAR, as defined because it excluded items that are not expected to impact the long- term cash flow of the businesses and are not an indication of our ongoing operating performance. In addition, EBITDAR, as defined is a measure frequently used to value an enterprise and to enable investors to analyze the efficiency of our operations and to compare and/or rank use with other companies of differing capital structures. Our Board of Directors, CEO (our chief operating decision maker), and our senior management use EBITDAR, as defined to evaluate the operating performance of our segments and determine incentive compensation for employees throughout the organization. EBITDAR, as defined, under the DIP Credit Agreement is calculated by adding Earnings (loss) from continuing operations, income tax expense (benefit), interest expense, non-cash charges and non-recurring fees, cash charges, and other cash expenses made or incurred in connection with entering into the DIP Credit Agreement.
     The following table reconciles Loss from continuing operations to EBITDAR, as defined for each month and the four months ending April 30, 2008.

					Year-to-
	January	February	March	April	Date
	2008	2008	2008	2008	April 2008

Loss from Continuing Operations	$(5,038)	$(15,276)	$(2,388)	$(4,670)	$(27,371)
Income Tax Expense (Benefit)	—	—	—	—	—
Interest Expense, Net	4,675	5,505	925	903	12,008
Depreciation & Amortization	2,530	2,441	2,493	2,615	10,079

Permitted Adjustments:
Reorganization Items	—	3,349	2,798	3,098	9,245
Inventory Reserves	310	802	27	1,130	2,269
Uncollectible Accounts	144	—	65	—	209
Hurricane Katrina Costs	—	63	—	—	63
Sale of Jville Assets	—	—	48	(232)	(184)

Total permitted adjustments	454	4,214	2,938	3,996	11,602

EBITDAR, as defined	$2,621	$(3,116)	$3,968	$2,844	$6,318

     Despite the importance of EBITDAR, as defined, we recognize that this non-GAAP financial measure does not replace the presentation of our GAAP financial results and are not intended to represent cash flows or an alternative to net earnings (loss). The EBITDAR, as defined inforamtion we provide is simply supplemental information and an additional measurement tool to assist our management and certain investors in analyzing our performance.

In re Wellman, Inc., et al.
Case No. 08-10595 (SMB)
Reporting Period: April 1 — April 30, 2008
Cash Disbursements by Petitioning Entity

April 1 - April 30,
Petitioning Entities	Case Number:	2008
Wellman, Inc.	081-08-10595	$89,753,971
Fiber Industries, Inc.	081-08-10607	—
Wellman of Mississippi, Inc.	081-08-10605	—
PTA Resources LLC	081-08-10596	—
Prince, Inc.	081-08-10604	252
ALG, Inc.	081-08-10599	211
Wellman Fibres Ltd.	081-08-10598	—
MRF, Inc.	081-08-10600	—
Warehouse Associates Inc.	081-08-10601	—
MED Resins, Inc.	081-08-10602	—
Carpet Recycling of Georgia Inc.	081-08-10603	—
Josdav, Inc.	081-08-10606	—

$89,754,434